EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-168501, 333-190976, 333-190977 and 333-204189 on Form S-8 of our report dated August 15, 2017, relating to our audit of the consolidated financial statements of GenNx/TBEI Intermediate Co. and Subsidiaries, which comprise the consolidated balance sheet as of September 30, 2016 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the year ended September 30, 2016, and the related notes to the consolidated financial statements, included in this Amendment No. 1 on Form 8-K/A of Federal Signal Corporation.

/s/ Rehmann Robson LLC
Grand Rapids, Michigan
August 15, 2017